EXHIBIT 99.1
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                               News Release

                                 LANDAUER

                           For Immediate Release

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                       LANDAUER, INC. REPORTS HIGHER
                       SECOND QUARTER 2006 EARNINGS

      For Further Information Contact:
            James M. O'Connell      Vice President, Treasurer & CFO

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GLENWOOD, ILLINOIS, APRIL 25, 2006 ... LANDAUER, INC. (NYSE symbol LDR)
reported today that net income for its second fiscal quarter ended
March 31, 2006 was $5,248,000, or $0.58 per diluted share, compared with $5,143,000, or $0.57 per diluted share, for the same quarter in fiscal 2005. Revenues for the quarter just ended were $20,621,000, or almost 5% higher than revenues of $19,706,000 in the same period last year. Domestic radiation monitoring activities represented approximately $500,000 of revenue growth for the quarter and was largely due to higher pricing and modest unit gains, primarily to medical and nuclear power customers. International radiation monitoring revenue growth of more than $450,000 resulted from increased business activity in Europe, Asia and Brazil, offset by a stronger U.S. dollar. Sales of InLight products were moderately lower than a year ago.

Aggregate costs and expenses for the quarter ended March 31, 2006, were higher than a year ago, primarily due to a charge of approximately $600,000 for costs associated with the implementation of a profit improvement plan announced three months ago. Resulting operating income for the second quarter of fiscal 2006 was $8,034,000 compared with $7,904,000 for the same period a year ago. Excluding the $600,000 charge, operating income for the current quarter increased by $730,000, or more than 9%, compared with a year ago. "We announced and began implementation of a profit improvement plan ninety days ago", said Bill Saxelby, President and C.E.O. "We are pleased that our profit improvement initiatives are already having a favorable impact on operating results."


RESULTS FOR SIX MONTHS ENDED MARCH 31, 2006
-------------------------------------------

For the first half of fiscal 2006, Landauer reported net income of $9,255,000, or $1.02 per diluted share, compared with $9,573,000, or $1.06 per diluted share, for the same period in fiscal 2005. Revenues for the first six months of the fiscal year were $39,268,000, or 3.3% higher than $38,031,000 reported for the same period in fiscal 2005. Domestic revenue growth, representing more than $900,000 of the increase, resulted from improved pricing and modestly higher volume for radiation measurement and ancillary services, primarily from traditional customers, as well as from nuclear power and emergency response customers. International radiation monitoring revenues were approximately $650,000 higher, as a result of higher pricing and increased international business activity, offset by a stronger U.S. dollar. Sales of InLight products thus far in fiscal 2006 were $300,000 lower than a year ago due to a large institutional sale in France during the first half of 2005.



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         Landauer, Inc.   2 Science Road   Glenwood, IL 60425-1586
        Phone 708.755.7000   Fax 708.755.7011   www.landauerinc.com


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LANDAUER, INC.                                                   Add 1



The InLight product line was introduced for sale in all global markets in fiscal 2003. That same year the company began providing radiation monitoring services to customers in France using InLight instruments and radiation detectors that incorporate Landauer's proprietary optically stimulated luminescence (OSL) technology. The InLight product line is also sold to small and mid-sized radiation monitoring laboratories around the globe. Today more than 125,000 people on three continents are monitored for radiation exposure in the work place and the environment using the InLight product line.

Aggregate costs and expenses for the first half of fiscal 2006 were more than $1,750,000 higher than a year ago. In addition to the profit improvement charge of $600,000, higher expenses included depreciation and amortization, employee benefits costs, professional fees, research and postage. Resulting operating income for the first half of fiscal 2006 was $14,094,000 compared with $14,624,000 a year ago. Excluding the profit improvement plan charge of $600,000, operating income for the first half of fiscal 2006 would have been slightly higher than for the same period in fiscal 2005.

Year-to-date net other income was moderately higher than a year ago primarily as a result of higher net investment income. Income tax expense for the first half of fiscal 2006 was comparable to a year ago. The effective tax rate for the current year of 37.6% compares with 37.1% for the first half of fiscal 2005.


OUTLOOK FOR BALANCE OF FISCAL 2006

We anticipate 2006 aggregate revenue growth to be in the range of 5 - 5.5 percent. Both domestic and international revenue growth are expected to result from a mix of higher pricing, moderate unit growth and increased sales of ancillary services. Costs and operating expenses for fiscal 2006 are expected to grow at an aggregate rate of 1-2 percent on an as reported basis, or 5 - 6 percent excluding the effect of the charges in fiscal 2005 and 2006. Net other income in fiscal 2006 is anticipated to be moderately higher than the year just ended and minority interest should be somewhat higher than fiscal 2005 levels. The effective income tax rate for fiscal 2006 is expected to be comparable to 2005 at approximately 37.5 - 38 percent. Resulting net income for 2006 is anticipated to be higher by 12 - 14 percent compared with last fiscal year on an as reported basis reflecting the 2005 pre-tax reorganization charge of $2.3 million and the 2006 pre-tax profit improvement charge of $600,000. Exclusive of the reorganization and profit improvement charges in both years, fiscal 2006 net income is expected to be higher by 6 - 8 percent compared with fiscal 2005.


CONFERENCE CALL INFORMATION

Landauer, Inc. has scheduled a conference call that will be broadcast simultaneously over the Internet at CCBN's web conferencing service on Wednesday, April 26, 2006, at 10:00 a.m. central time. The website address for CCBN is http://phx.corporate-ir.net/playerlink.zhtml?c=94416&s= wm&e=1303812. Please allow 15 minutes to register and download the required software. A replay will be available until May 3, 2006, by dialing 877-519-4471, passcode 7305011. You may also access the replay at the CCBN website address for 90 days following the event.

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LANDAUER, INC.                                                   Add 2



ABOUT LANDAUER

Landauer is the world's leading provider of analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The Company provides its services to more than 1.4 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia and other countries.


SAFE HARBOR STATEMENT

Certain of the statements made herein are forward-looking statements, including, without limitation, the information contained under the heading "Outlook for Balance of Fiscal 2006" and statements concerning the development and introduction of new technologies, the adaptability of OSL to new platforms and new formats (such as InLight), the usefulness of older technologies, the cost associated with the Company's business development and research efforts, the valuation of the Company's long-lived assets or business units relative to future cash flows, the anticipated results of the operations of the Company and its subsidiaries or ventures, the Company's business plans, reorganization plans and anticipated cost and expense savings, foreign exchange risks, government regulations, changes in pricing of products and services, changes in postal and delivery practices, the Company's market position, anticipated revenue and cost growth, the risks of conducting business internationally, other anticipated financial events, the effects of changing economic and competitive conditions, government regulations, accreditation requirements, assumptions used for management's estimates, and pending accounting announcements. Such assumptions may not materialize to the extent assumed and such risks and uncertainties may cause actual results to differ from anticipated results. Such risks and uncertainties may also result in changes to the Company's business plan and prospects and could create the need, from time to time, to write down the value of the assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in Item 1A. "Risk Factors" and Item 7A. "Quantitative and Qualitative Disclosures About Market Risk" and information contained in the Company's Annual Report on Form 10-K for the year ended September 30, 2005 and other reports filed by the Company, from time to time, with the SEC.





















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LANDAUER, INC.                                                   Add 3



                  SUMMARY CONSOLIDATED INCOME STATEMENTS
         (Unaudited; amounts in thousands, except per share data)



                                      Three months         Six months
                                         ended               ended
                                        March 31,           March 31,
                                  ------------------  ------------------
                                    2006      2005      2006      2005
                                  --------  --------  --------  --------

Net revenues                      $ 20,621  $ 19,706  $ 39,268  $ 38,031

Costs and expenses:
  Cost of sales                      7,486     7,262    14,919    14,356
  Selling, general and
    administrative (1)               5,101     4,540    10,255     9,051
                                  --------  --------  --------  --------

                                    12,587    11,802    25,174    23,407

Operating income                     8,034     7,904    14,094    14,624

Other income - net                     460       332       876       644
                                  --------  --------  --------  --------

Income before income taxes
  and minority interest              8,494     8,236    14,970    15,268

Income taxes                         3,203     3,072     5,633     5,658
                                  --------  --------  --------  --------

Income before minority
  interest                           5,291     5,164     9,337     9,610

Minority interest                       43        21        82        37
                                  --------  --------  --------  --------

Net income                        $  5,248  $  5,143  $  9,255  $  9,573
                                  ========  ========  ========  ========

Net income per common share:

  Basic                           $   0.58  $   0.57  $   1.03  $   1.07
                                  ========  ========  ========  ========

  Based on average shares
    outstanding                      9,021     8,956     9,016     8,952
                                  ========  ========  ========  ========


  Diluted                         $   0.58  $   0.57  $   1.02  $   1.06
                                  ========  ========  ========  ========

  Based on average shares
    outstanding                      9,098     9,025     9,094     9,022
                                  ========  ========  ========  ========


     (1) Includes costs associated with profit improvement plan implemented during second quarter of fiscal 2006.




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LANDAUER, INC.                                                   Add 4



                    SUMMARY CONSOLIDATED BALANCE SHEETS
                     (unaudited, amounts in thousands)





                                               March 31,   September 30,
                                                 2006          2005
                                               ---------   ------------

ASSETS
Current Assets
  Cash and cash equivalents                     $ 10,381       $  9,598
  Receivables, net of reserves                    18,921         17,987
  Other current assets                             8,934          8,004
                                                --------       --------
Total current assets                              38,236         35,589
                                                --------       --------

Net property, plant and equipment                 17,383         17,907
Equity in joint venture                            3,583          4,467
Goodwill net of amortization                      13,275         13,261
Other intangible assets,
  net of amortization                              6,660          6,926
Other operating assets,
  net of amortization                              6,875          6,537
Other assets                                         818          1,172
                                                --------       --------
TOTAL ASSETS                                    $ 86,830       $ 85,859
                                                ========       ========

LIABILITIES AND
STOCKHOLDERS' INVESTMENT
Current liabilities:
  Accounts payable                              $  1,941       $  1,595
  Notes payable                                    3,552          4,048
  Dividend payable                                 4,067          3,815
  Deferred revenue                                13,073         12,702
  Other current liabilities                        6,863          7,673
                                                --------       --------
Total current liabilities                         29,496         29,833


Non-current liabilities:
  Pension and postretirement
    liabilities                                    7,353          7,062
  Deferred income taxes                              190            238
                                                --------       --------
Total non-current liabilities:                     7,543          7,300

Minority interest in subsidiary                      113            128

Stockholders' investment                          49,678         48,598
                                                --------       --------

TOTAL LIABILITIES AND
   STOCKHOLDERS' INVESTMENT                     $ 86,830       $ 85,859
                                                ========       ========


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